Execution Version

Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into as of March 17, 2023 (the “Transition Date”) by and between Richard Smiley (“Executive”) and Amplify Energy Corp., a Delaware corporation (the “Company”).  Executive and the Company are each referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Executive currently serves as Senior Vice President, Operations of the Company;

WHEREAS, Executive’s employment with the Company shall terminate on March 17, 2023 and on such date Executive shall be deemed to terminate from any and all positions Executive holds as an employee with the Company; and

WHEREAS, the Company desires for Executive to be available to provide certain consulting services, in the capacity of an independent contractor, and Executive desires to provide such services.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.Termination of Employment. Effective as of the Transition Date, Executive’s employment with the Company shall terminate, and, as of the Transition Date, Executive shall no longer be an employee of the Company or any other member of the Company Group (as defined below).  Executive acknowledges and agrees that, as of the Transition Date, Executive is deemed to have automatically resigned from all of Executive’s positions at the Company and any other member of the Company Group (whether as an officer, director, member of any board of directors and/or fiduciary or otherwise).  Executive agrees to take all actions reasonably requested by the Company to give effect to this provision and execute any additional documents as may be requested by the Company to evidence the foregoing.
2.Consulting Services.
(a)During the Consulting Period (as defined below), as may be requested by the Chief Executive Officer of the Company from time to time, Executive agrees to provide consultation services to the Company in the capacity of an independent contractor, which services will include Executive providing consultation and advice as may be requested by the Chief Executive Officer from time to time with regard to the business of the Company and the further transition of Executive’s duties and responsibilities (the “Services”). Executive shall coordinate the furnishing of the Services with the Chief Executive Officer in order that such services can be provided in such a way as to generally conform to the business schedules and performance standards of the Company.  During the Consulting Period, Executive shall not be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf and shall not have fiduciary duties to the Company Group from and after the Transition Date.
(b)During the Consulting Period, Executive shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the

Company or any other member of the Company Group.  As an independent contractor, Executive shall be solely responsible for all taxes on the sums received by Executive pursuant to this Section 2, and Executive expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Executive pursuant to this Section 2 and to hold harmless the Company and its affiliates (the “Company Group”) for all claims, damages, costs and liabilities arising from Executive’s failure to do so.
(c)In exchange for being available to provide and providing the Services set forth in Section 2(a), subject to Executive’s execution and non-revocation of a general release of claims, substantially in the form attached hereto as Exhibit A, and the ADEA Release (as defined therein) becoming effective pursuant to its terms (such requirement, the “Release Condition”) and continued compliance with the Restrictive Covenants (as defined below), Executive will be entitled to the following:
(i)	A pro-rata portion of Executive’s target annual bonus for calendar year 2023 (with such pro-rata portion determined by multiplying the amount of Executive’s target annual bonus by a fraction, (x) the numerator of which is the number of days during the calendar year that Executive is employed by the Company and (y) the denominator of which is 365), payable as soon as practicable following the last day of the Consulting Period;
(ii)	an amount equal to the sum of (x) 200% of Executive’s annual base salary as in effect on the day before the Transition Date, and (y) $24,000, with such amount to be paid in cash in substantially equal installments in accordance with the Company’s regularly scheduled payroll practices for the duration of the Consulting Period, commencing after satisfaction of the Release Condition (the “Consulting Fees”);
(iii)	subject to Executive’s (x) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (y) continued copayment of premiums at the same level and cost to the Executive as if Executive were a senior executive of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s spouse and eligible dependents, if applicable) for a period of 12 months following the Transition Date, provided that Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(c) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that Executive obtains other employment that offers group health plan coverage, such continuation of coverage by the Company under this Section 2(c) shall cease as of the end of the month in which the Employee obtains such other employer-provided, group health plan coverage; and
(iv)	Notwithstanding the terms set forth in the Award Agreements (as defined below) or the Amplify Energy Corp. Management Incentive Plan or the Amplify Energy Corp. Equity Incentive Plan, as applicable, (x) 12,429 unvested restrictive stock units (“RSUs”) granted to Executive pursuant to that certain Time-Based Restricted Stock Unit Award Agreement dated April 1, 2021 and 24,039 unvested RSUs granted pursuant to that certain Time-Based Restricted Stock Unit Award Agreement dated February 1, 2022 shall vest in full on the Transition Date and be settled in accordance with the terms and conditions of the award agreement, and (y) 27,446 unvested performance stock units (“PSUs”) granted to Executive pursuant to that certain Performance-Based Restricted Stock Unit Award Agreement dated April 1, 2021 and 29,044 PSUs granted to Executive pursuant to that certain Performance-Based Restricted Stock Unit Award Agreement dated February 1, 2022 (the Time-Based Restricted Stock Unit Award Agreements and the Performance-Based Restricted Stock Unit Award Agreements, collectively, the “Award Agreements”) shall vest in full on the Transition Date and be settled in accordance with the terms of the award agreement. Any RSUs and PSUs that are not vested or deemed vested on the Transition Date shall be forfeited for no consideration.
(d)Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period between the Transition Date and the 12-month anniversary of the Transition Date; provided, however, that the Consulting Period, and Executive’s and the Company’s respective obligations under this Section 2, shall be terminated upon (i) the death or disability of Executive, (ii) a termination by the Company without Cause (as defined in the Employment Agreement), (iii) a termination by Executive for any reason, (iv) a termination by the Company for Cause, or (v) a termination by the Company due to Executive’s failure to satisfactorily perform the Services, as determined in the sole discretion of the Company’s Chief Executive Officer.  If the Consulting Period terminates pursuant to prongs (i) or (ii) of this paragraph, the Company shall continue to pay to Executive (or Executive’s estate, as applicable) the remaining Consulting Fees that would have been paid to Executive if the Consulting Period had continued; provided that Section 5 shall continue to apply.
(e) The Company shall reimburse Executive for reasonable and documented business expenses incurred in connection with the performance of the Services not later than 30 days following the date that such expenses are incurred (subject to Executive’s timely submission of receipts documenting such expenses).
3.Satisfaction of Payment Amounts.  In entering into this Agreement, except as otherwise set forth in this Agreement, Executive expressly acknowledges and agrees that Executive has received all compensation, been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company, the Company’s parent, or any of the Company’s subsidiaries (collectively, the “Company Group”).

4.Executive’s Acknowledgements.  By executing and delivering this Agreement, Executive acknowledges and agrees that:
(a)Executive has carefully read this Agreement;
(b)No material changes have been made to this Agreement since it was first provided to Executive and Executive has been given sufficient time to review this Agreement and consider whether to accept this Agreement before signing it;
(c)Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing and delivering this Agreement;
(d)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated within the four corners of this Agreement; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will; and Executive understands and agrees to each of the terms and conditions of this Agreement; and
(e)No member of the Company Group has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
5.Restrictive Covenants. Section 7 of the Employment Agreement between Executive and the Company, dated as of May 3, 2019 (the “Employment Agreement”) is hereby incorporated by reference. Executive hereby (i) reaffirms Executive’s restrictive covenant obligations under the Employment Agreement (including, for the avoidance of doubt, Section 7 thereof) (the “Restrictive Covenants”), and (ii) understands, acknowledges and agrees that such Restrictive Covenants shall survive the termination of Executive’s employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.
6.Entire Agreement.  This Agreement and the Employment Agreement, to the extent incorporated herein, constitute the entire agreement between Executive, on the one hand, and the Company or any of its affiliates (as applicable), on the other hand, with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.
7.Governing Law and Jurisdiction.  This Agreement shall be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.
8.Arbitration.
(a)Subject to Section 8(b), any controversy or claim between Executive and the Company or any other member of the Company Group arising out of or relating to this Agreement shall be finally settled by confidential arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) arbitration rules.  The arbitration award shall be final and binding on the Parties.  The Parties agree that all disputes shall be arbitrated on an individual basis, and they forego and waive any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. Any arbitration conducted under this Section 8 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each disputing party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, final and binding upon the disputing parties, and the Parties acknowledge and agree that judgment upon the award may be entered by any court of competent jurisdiction.  This Section 8(a) shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
(b)Notwithstanding Section 8(a), a Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce the Agreement; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.  Nothing in this Section 8 shall preclude Executive from filing a charge or complaint with a federal, state or other governmental authority.
(c)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
9.Headings; Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Unless the context requires otherwise, all references herein to a law, regulation, agreement, plan, instrument or other document shall be deemed to refer to such law, regulation, agreement, plan, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
10.Third Party Beneficiaries.  Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.
11.Return of Property.  Executive represents and warrants to the Company that Executive has returned, or within five days following the Transition Date Executive will have returned, to the Company all property belonging to the Company and any other member of the Company Group, including all computer files and other electronically stored information, applicable passwords and other materials provided to Executive by the Company or any other member of the Company Group in the course of Executive’s employment, and Executive further represents and warrants to the Company that Executive has not maintained or, after the date that is two days following the Transition Date, Executive will not maintain, a copy of any such materials in any form.
12.Cooperation.  Following the Transition Date, upon request from the Company or any other member of the Company Group, Executive agrees to cooperate with members of the Company Group as well as their respective counsel, agents or other designees, in order to provide such information and assistance as the Company or such other member of the Company Group may reasonably request with respect to the duties that Executive had performed for the Company Group; provided that, the Company shall reimburse Executive in full for all reasonable and documented costs and expenses incurred in connection with such cooperation (including, to the extent applicable, the reasonable costs of counsel selected by Executive).
13.No Waiver.  No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
14.Assignment.  This Agreement is personal to Executive and may not be assigned by Executive.  The Company may assign its rights and obligations under this Agreement without Executive’s consent, including to any other member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
15.Severability and Modification.  To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

16.Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf)), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
17.Section 409A.  This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent.  Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other member of the Company Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed as of the dates set forth beneath their names below and effective for all purposes as provided above.

EXECUTIVE

/s/ Richard Smiley

Richard Smiley

Date:

Amplify Energy Corp.

By:/s/ Martyn Willsher
Name:Martyn Willsher

Title:President and Chief Executive Officer

Date:

Exhibit A

Release of Claims

Reference is hereby made to that certain Transition and Separation Agreement, dated March 17, 2023, between Richard Smiley and Amplify Energy Corp. (“Employer,” and such agreement, the “Separation Agreement”) and that certain Employment Agreement, effective as of May 3, 2019, by and between Employer and Richard Smiley (the “Employment Agreement”). I, Richard Smiley, do hereby release and forever discharge Employer and its subsidiaries and affiliates and all of their respective past, present, and future shareholders, directors, officers, employee benefit plans, administrators, trustees, agents, representatives, employees, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments paid under Section 2(c) of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments specified in Section 2(c) of the Separation Agreement unless I execute this Release of Claims (the “General Release”) and do not revoke this General Release within the time period permitted hereafter or breach this General Release. In signing this General Release, I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with Employer, including pay for all work I have performed for Employer through the date hereof (to the extent not previously paid) and pay, at my final base rate of pay, for any vacation time I earned but have not used as of the date hereof.
2.	Except as provided in paragraphs 4 and 8 below and except for the provisions of the Employment Agreement which expressly survive the termination of the Employment Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, rights and claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages and compensation, claims for costs and attorneys’ fees, or liabilities of any kind and nature whatsoever, whether in law or in equity, both past and present, (through the date I sign this General Release) and whether now known or unknown, suspected or unsuspected, contingent, claimed or otherwise, which I now have or ever have had against any of the Released Parties in any way related to, arising out of or connected with my employment and/or other relationship with, or my separation or termination from, Employer or any of its affiliates, or pursuant to the Employment Agreement or Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA Release”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; the wage and hour, wage payment and fair employment practices law of the state or states in which I have provided services to Employer or any of its affiliates (each as amended from time to time) or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as “Claims”), and I hereby waive all such Claims. I understand that nothing contained in this General Release shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity
3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.
4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. This General Release also does not waive any Claims for any vested pension benefits (if any), or for indemnification under the Employment Agreement or Employer’s D&O policy, by-laws, certificate of incorporation or other governing documents, or rights as an equity holder or under any equity-based award.
5.	Except as provided in paragraphs 4 and 8, I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in paragraphs 4 and 8 or (ii) that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, filed by me or by anyone else on my behalf.
6.	I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver Employer would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against Employer and/or any other Released Party, or in the event I should seek to recover against Employer and/or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release.
7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Employer, any Released Party or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by and termination from Employer.

8.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by Employer of the Separation Agreement after the date hereof, which are not subject to this General Release.

9.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. I acknowledge that I will continue to be bound by my obligations under the Separation Agreement and under the Employment Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my obligations set forth in Section 7 of the Employment Agreement and my cooperation obligation under Section 12 of the Separation Agreement (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of Employer to make payments to me or on my behalf under Section 2(c) of the Separation Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

11.	Subject to paragraph 12 of this General Release, I agree that I will never disparage or criticize Employer, its affiliates, their business, their management or their products or services, and that I will not otherwise do or say anything that could disrupt the good morale of employees of Employer or any of its affiliates or harm the interests or reputation of Employer or any of its affiliates.

12.	Nothing in this General Release or any other agreement between me and Employer or any other policies of Employer or its affiliates shall prohibit or restrict me or my attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this General Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this General Release or any other agreement between me and Employer or any other policies of Employer or its affiliates prohibits or restricts me from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to my attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by Employer for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this General Release or any other agreement between me and Employer or any other policies of Employer or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

13.	This General Release creates legally binding obligations, and Employer has advised me to consult and attorney before I sign this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.I HAVE READ IT CAREFULLY;
2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.	I ACKNOWLEDGE I MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE DATE MY EMPLOYMENT WITH THE EMPLOYER TERMINATES;
6.	i have been given 21 days from the date of my receipt of this general release, which was MARCH 17, 2023, to consider the terms of this general release, although i may sign it at any time sooner. The Parties agree that any revisions or modifications to this general release, whether material or immaterial, will not and did not restart this time period. The first date upon which i have signed this general release, and employer has received my signature, shall be the “Effective Date”. i have seven calendar days after the date on which i initially execute this general release for purposes of the ADEA Release to revoke my consent to the ADEA Release. Such revocation must be in writing and must be emailed to ERIC WILLIS AT Eric.willis@amplifyenergy.com. Notice of such revocation must be received within the seven calendar days referenced above. If i do not sign this general release for purposes of the ADEA Release or if i revoke my execution of this general release for purposes of the ADEA Release, the ADEA Release shall be null and void and the “ADEA Release Effective Date” (as defined below) shall not occur. Provided that i do not revoke my execution of this general release for purposes of the ADEA Release within such seven day revocation period, this ADEA Release will become effective on the eighth calendar day after the date on which i sign this Agreement for purposes of the ADEA Release (the “ADEA Release Effective Date”).
7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

8.	I HAVE NOT RELIED ON ANY PROMISES OR REPRESENTATIVES, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EMPLOYER AND BY ME.

NOT TO BE EXECUTED PRIOR TO THE TRANSITION DATE

Date: ____________________

Name:____________________

NOT TO BE EXECUTED PRIOR TO THE TRANSITION DATE

AGREED AND ACKNOWLEDGED
WITH RESPECT TO ADEA RELEASE

____________________________________
Richard Smiley

____________________________________
Date